================================================================================


                           SCHEDULE 14A INFORMATION
                                   (RULE 14a)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )


Filed by the Registrant / X /

Filed by a Party other than the Registrant /  /

Check the appropriate box:

/   /  Preliminary Proxy Statement                 /   / Confidential, for Use of the Commission
                                                         Only (as permitted by Rule 14a-6(e)(2))
/ X /  Definitive Proxy Statement
/   /  Definitive Additional Materials
/   /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              PICO HOLDINGS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/ X /  No fee required.

/   /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1)  Title of each class of securities to which transaction applies:

            ___________________________________________________________________

       (2)  Aggregate number of securities to  which transaction applies:

            ___________________________________________________________________

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

            ___________________________________________________________________

       (4)  Proposed maximum aggregate value of transaction: __________________

       (5)  Total fee paid: ___________________________________________________

/   /  Fee paid previously with preliminary materials.

/   /  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)  Amount Previously Paid: ___________________________________________

       (2)  Form, Schedule or Registration Statement No.: _____________________

       (3)  Filing Party: _____________________________________________________

       (4)  Date Filed: _______________________________________________________


================================================================================

                              PICO HOLDINGS, INC.
                         875 PROSPECT STREET, SUITE 301
                           LA JOLLA, CALIFORNIA 92037


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of PICO Holdings, Inc., a California corporation (the "Company"), will be held at The Empress Hotel, 7766 Fay Avenue, La Jolla, California 92037 on Thursday, June 5, 1997 at 10:00 a.m. (Pacific Daylight Time) for the following purposes:

1. To elect three directors, for which positions the Board of Directors has nominated S. Walter Foulkrod, III, Esq., Richard D. Ruppert, MD, and
        Dr. Gary H. Weiss, to serve for three years until the annual meeting of shareholders in the year 2000 and until their respective successors have been duly elected and qualified; and

2. To transact such other business as may be properly brought before the meeting and any adjournment thereof.

Shareholders of record at the close of business on May 7, 1997 will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

                        By Order of the Board of Directors,


                        Ronald Langley
                        Chairman of the Board

Dated: May 8, 1997

TO ASSURE YOUR REPRESENTATION AT THE MEETING, WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE VOTE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY BY APPROPRIATE WRITTEN NOTICE OR BY VOTING IN PERSON AT THE MEETING. PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST BRING TO THE MEETING A LETTER FROM THE BROKER, BANK OR OTHER NOMINEE CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES AND YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME. IF YOU PLAN TO ATTEND THE MEETING, PLEASE SO INDICATE IN THE SPACE PROVIDED ON THE PROXY.

                              PICO HOLDINGS, INC.
                         875 PROSPECT STREET, SUITE 301
                           LA JOLLA, CALIFORNIA 92037


                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 5, 1997


The proxy accompanying this Proxy Statement is solicited by the Board of Directors of PICO Holdings, Inc., a California corporation (the "Company"), to be voted at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at The Empress Hotel, 7766 Fay Avenue, La Jolla, California 92037, at 10:00 a.m. (Pacific Daylight Time) on Thursday, June 5, 1997 and at any postponement or adjournment thereof. The date of this Proxy Statement is May 8, 1997, the approximate date upon which it was first mailed to shareholders. The proxy may be revoked by appropriate written notice at any time before it is exercised or by voting in person at the meeting.

GENERAL INFORMATION

A copy of the Company's Annual Report to Shareholders for 1996 accompanies this Proxy Statement. The Annual Report and these proxy solicitation materials were mailed on or about May 8, 1997 to all shareholders entitled to vote at the meeting.

As of May 7, 1997, the record date for the determination of shareholders entitled to vote at the Annual Meeting, 32,486,718 shares of Common Stock of the Company were issued and outstanding. Each share of Common Stock entitles the holder to one vote on all matters brought before the Annual Meeting, except for 4,572,015 shares held by subsidiaries of the Company, which may not be voted.

In voting for the election of directors, shareholders have cumulative voting rights. Accordingly, each shareholder may cumulate such voting power as such shareholder possesses and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder, or distribute such shareholder's votes on the same principle among two or more candidates, as such shareholder sees fit. However, no shareholder is entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of stock held by such shareholder) unless at least one shareholder has given notice, at the Annual Meeting prior to the voting, of the shareholder's intention to cumulate votes. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination.

The proxy, if returned properly executed and not subsequently revoked by written notice delivered to the Secretary of the Company or by the shareholder voting in person at the Annual Meeting, will be voted in accordance with the choice made by the shareholder thereon. If a choice is not made with respect to the election of directors and authority to vote for directors is not withheld, the proxy will be voted for the election of directors as described under "Election of Directors." If cumulative voting is permitted in the election of directors at the Annual Meeting, the proxy holders shall have discretion as to the manner in which votes represented by the proxy are to be cumulated, unless the proxy indicates the manner in which such votes shall be cumulated.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions, and any shares as to which a broker or nominee has indicated that it does not have discretionary authority to vote on a particular matter, as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

On November 20, 1996, Citation Holdings, Inc., an Ohio Corporation, merged with and into Physicians Insurance Company of Ohio ("Physicians") pursuant to an Agreement and Plan of Reorganization dated as of May 1, 1996 and as subsequently amended (the "Merger"). According to the terms of the Merger, each share of Class A Common Stock of Physicians was converted into the right to receive 5.0099 shares of the Company's Common Stock. As a result, the former shareholders of Physicians own approximately 80% of the outstanding Common Stock of the Company immediately after the Merger and Physicians became a wholly owned subsidiary of the Company. On the effective date of the Merger the corporate name of Citation Insurance Group was changed to PICO Holdings, Inc., and the symbol for the Company's Common Stock was changed from "CITN" to "PICO".

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of May 7, 1997, with respect to the beneficial ownership of the Company's Common Stock entitled to vote by each person known by the Company to be the beneficial owner of more than 5% of Common Stock, and by each director, each Named Officer (as defined below) and all executive officers, former chief executive officers, and directors as a group. Except as otherwise indicated, each person has sole investment and voting power, subject to community property laws.

                                                                                 PERCENTAGE OWNERSHIP
                                                NUMBER OF SHARES AND NATURE               OF
NAME AND ADDRESS OF BENEFICIAL OWNER            OF BENEFICIAL OWNERSHIP (1)          VOTING SHARES
------------------------------------            ---------------------------          -------------
Guinness Peat Group plc (2)                            6,067,006                         21.73
21-26 Garlick Hill, 2nd Floor
London EC4V 2AU
England

Global Equity Corporation (3) (4)                      4,258,415                         13.23
30A Hazelton Avenue, 4th Floor
Toronto, Ontario
Canada M5R 2E2

John R. Hart (5)                                       1,908,848                          6.83

Ronald Langley (5)                                     1,908,848                          6.83

Robert R. Broadbent                                       20,039                            *

Dr. Marshall J. Burak                                        -0-                            *

S. Walter Foulkrod, III, Esq.                             12,524                            *

Richard D. Ruppert, MD (6)                                33,490                            *

John D. Weil (7)                                       2,376,987                          8.51

Dr. Gary H. Weiss (8)                                      8,863                            *

Richard H. Sharpe (9)                                    216,225                            *

Gary W. Burchfield (10)                                  151,338                            *

James F. Mosier (10)                                     149,435                            *

Donald Henderson (11)                                     80,000                            *

Robert M. Erickson (12)                                   15,000                            *

Executive Officers and Directors as a Group            6,786,597                         24.31
(11 persons)

* Less than one percent (1%)

(1)     Sole voting and investment power unless otherwise indicated.

(2) Guinness Peat Group plc ("GPG") has an option to purchase $1,175,000 of newly issued shares of the Company's stock. The purchase price would be the average of the closing bid prices for the Company's stock on Nasdaq for the 20 trading days immediately preceding the date when GPG gives notice of purchase. This option will expire if GPG's ownership of shares of the Company's stock becomes less than 7.5%. The Company has a first right to purchase any stock which GPG desires to sell, except for sales to Ronald Langley and John R. Hart (see note 5 below). This does not include shares beneficially owned by Dr. Weiss, who is a director of GPG. The numbers in the above table do not include shares issuable pursuant to the options described in this footnote.

(3) Global Equity Corporation ("GEC") has an option to purchase $825,000 of newly issued shares of the Company's stock. The purchase price would be the average of the closing bid prices for the Company's stock on Nasdaq for the 20 trading days immediately preceding the date when GEC gives notice of purchase. This option will expire if GEC's ownership of the Company's stock becomes less than 7.5%. The Company has a first right to purchase any stock, which GEC desires to sell. 38.2% of GEC's outstanding shares are owned by a subsidiary of the Company and accordingly, pursuant to California law, GEC cannot vote any of its shares of the Company's stock. The numbers in the above table do not include shares issuable pursuant to the options described in this footnote.

(4) Physicians owns 38.2% of the issued and outstanding shares of GEC. Since September 5, 1995, Mr. Langley has been Chairman and a Director of GEC. Mr. Hart has been President and CEO and a Director of GEC since September 5, 1995.

(5) Mr. Langley and Mr. Hart each hold currently exercisable options to purchase up to 876,733 shares of the Company's shares under the Physicians Insurance Company of Ohio 1995 Non-Qualified Stock Option Plan. In addition Mr. Langley and Mr. Hart each hold currently exercisable options to purchase up to 1,032,115 shares of the Company's stock presently owned by GPG.

(6)     Dr. Ruppert shares voting and investment power with his wife.

(7) Of these shares 2,261,689 shares are owned by a limited partnership which Mr. Weil controls; 10,091 shares are owned by a corporation Mr. Weil controls; and Mr. Weil has voting control over 105,207 shares held in trusts for family members.

(8)     Does not include shares held by GPG. Dr. Weiss is a Director of GPG.

(9) Includes currently exercisable options to purchase up to 200,396 shares of the Company's stock under the Physicians Insurance Company of Ohio 1995 Non-Qualified Stock Option Plan.

(10) Includes currently exercisable options to purchase up to 140,277 shares of the Company's stock under the Physicians Insurance Company of Ohio 1995 Non-Qualified Stock Option Plan.

(11) Includes currently exercisable options to purchase up to 75,000 shares of the Company's stock under the 1991 Employee Stock Option Plan of Citation Insurance Group.

(12) Includes currently exercisable options to purchase up to 15,000 shares of the Company's stock under the Employee Stock Option Plan of Citation Insurance Group.

                             ELECTION OF DIRECTORS

NOMINEES AND CONTINUING DIRECTORS

The Board of Directors is divided into three classes, with the terms of office of each class ending in successive years. Three directors of the Company are to be elected for terms ending at the Annual Meeting of Shareholders in the year 2000 or until their respective successors have been duly elected and qualified.

Unless otherwise instructed, the proxy holders named on the enclosed form of proxy intend to distribute the votes represented by proxies in such proportions as they deem desirable to elect a maximum of the three nominees named below or their substitutes. Although it is not contemplated that any nominee will decline or be unable to serve, if either occurs prior to the Annual Meeting, a substitute nominee will be selected by the Board of Directors. See "Stock Ownership of Certain Beneficial Owners and Management" for the number of Shares of Common Stock beneficially owned by these nominees.

As a result of the resignation in March 1997 of a director whose term would have expired at the Annual Meeting of Shareholders in 1998, there currently exists one vacancy on the Company's Board of Directors. The Board of Directors has not nominated an individual for election at the 1997 Annual Meeting of Shareholders to fill this vacancy. A majority of the directors may nevertheless elect to fill this vacancy at any time in the future without shareholder approval. Notwithstanding the vacancy, proxies may not be voted for a greater number of persons than the number of nominees named.

The following table sets forth information regarding the nominees for election as directors and the other directors whose terms of office as directors will continue after the Annual Meeting, including their ages, a brief description of their business experience, certain directorships held by each of them and the year in which each became a director of the Company.

DIRECTOR
NAME                            BUSINESS EXPERIENCE                                     AGE             SINCE
----                            -------------------                                     ---             -----

DIRECTORS STANDING FOR ELECTION FOR TERMS ENDING IN 2000:

S. Walter Foulkrod, III, Esq.   Attorney; owner of S. Walter Foulkrod, III               55              1996
                                & Associates, Attorneys at Law, Harrisburg, PA,
                                since 1994; President and Chairman of Foulkrod,
                                Reynolds & Havas, PC, from 1984 to 1994; Director
                                of Physicians since 1988.

Richard D. Ruppert, MD          Physician; President of Medical College of Ohio          66              1996
                                From 1978 to 1993; President of American
                                Society of Internal Medicine from 1992 to 1993;
                                Director of Physicians since 1988.

Dr. Gary H. Weis                Barrister and Solicitor; Executive Director of           43              1996
                                Guinness Peat Group plc, an international
                                investment company, since 1992; Director of
                                Turnbull & Partners, Ltd., an investment bank,
                                From 1990 to 1992; Director of Physicians
                                since 1993.

DIRECTORS WHOSE TERMS EXPIRE IN 1998:

Robert R. Broadbent             Retail consultant since 1989; Chairman of Higbee         75              1996
                                Company from 1984 to 1989; President, CEO,
                                Director and Vice Chairman of the Higbee
                                Company from 1979 to 1984; President and
                                Chief Executive Officer of Liberty House -
                                Mainland from 1976 to 1978; Chairman and
                                CEO of Gimbel's from 1973 to 1976; Director
                                of Physicians from 1993 to 1995.

Dr. Marshall J. Burak           Professor of Finance and Dean of the College             60              1995
                                of Business of San Jose State University since
                                1981.

DIRECTORS WHOSE TERMS EXPIRE IN 1999:

John R. Hart                    Self-employed investor; President of Quaker              37              1996
                                Holdings Limited, an investment company,
                                since 1991; Partner with Detwiler, Ryan &
                                Company, Inc., an investment bank, from
                                1982 to 1991; Director of Physicians since 1993;
                                President and CEO of Physicians since 1995;
                                President and CEO and Director of
                                Global Equity Corporation since 1995; Director
                                of Resource America, Inc. and Nooney Realty
                                Trust, Inc.

Ronald Langley                  Self-employed investor since 1992; Director              52              1996
                                and officer of Pacific Southwest Corporation,
                                a strategic investment company, from 1989 to
                                1992; Director of Physicians since 1993;
                                Chairman of Physicians since 1995; Chairman
                                and Director of Global Equity Corporation
                                since 1995; Chairman of Summit Global
                                Management, Inc. since 1994; Director of PC
                                Quote, Inc.

John D. Weil                    President, Clayton Management Company, a                 56              1996
                                strategic investment company; Director of Todd
                                Shipyards Corporation; Cliffs Drilling Company,
                                CleveTrust Realty Investors, Oglebay Norton
                                Company, and Southern Investors Service
                                Company, Inc.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors of the Company has an Executive Committee, an Audit Committee, a Compensation Committee, and a Nominating Committee.

The Executive Committee currently consists of Messrs. Langley (Chairman), Hart, and Weil. The Executive Committee may exercise substantially all the powers vested in the Board of Directors except for certain actions as prescribed by California law.

Since the Merger, the Audit Committee has consisted of Messrs. Burak (Chairman), Foulkrod, and Ruppert, none of whom has been or is an officer or employee of the Company. In 1996, this Committee met one time. The functions of the Audit Committee include reviewing the accounting principles and practices employed by the Company and its subsidiaries; meeting with the Company's independent auditors to review their reports on their audits of the Company's financial statements, their comments on the internal accounting controls of the Company and the action taken by management with regard to such comments; and recommending annually to the Board of Directors the appointment of the Company's independent auditors. The Audit Committee has the authority, in its discretion, to order interim and unscheduled audits and to perform such other duties as may be assigned to it from time to time by the Board of Directors.

The Compensation Committee (the "Compensation Committee") has since November 20, 1996, consisted of Messrs. Weil (Chairman), Foulkrod, and Ruppert, none of whom was or is an officer or employee of the Company. In 1996, the Compensation Committee did not meet. In 1996, prior to November 20, 1996 the Company's Compensation Committee consisted of Louis J. Mariani, Sr. (Chairman), J. Philip DiNapoli, James R. Bancroft, and E. Alexander Glover. However the Compensation Committee of Physicians, consisting of Mr. Weil (Chairman), Mr. Foulkrod, and Dr. Ruppert, met three times in 1996. The functions of the Compensation Committee include reviewing and approving the overall executive compensation program for officers of the Company and its subsidiaries, considering and approving individual executive officer compensation packages and recommending to the Board of Directors modifications of the compensation package for the Chief Executive Officer. The Compensation Committee's goals are to attract and retain key executives critical to the long-term success of the Company, to reward executives for the long-term success of the Company and the enhancement of shareholder value, and to integrate executive compensation with both annual and long-term financial results of the Company.

The Nominating Committee did not meet in 1996. Its members consist of Messrs. Langley (Chairman), Ruppert, and Hart. The Committee will consider nominees recommended by shareholders; such recommendations may be submitted in writing to the Committee.

DIRECTORS' ATTENDANCE

In 1996, there were thirteen meetings of the Board of Directors of the Company. All of the directors attended 75% or more of the aggregate of their respective Board of Directors and Committee meetings.

DIRECTORS' COMPENSATION

Beginning November 20, 1996, directors who are not officers or employees of the Company or its subsidiaries receive a retainer of $10,000 per year, $1,000 for each Committee meeting attended in person, and up to $500.00 in the Committee Chairman's discretion, for each telephonic Committee meeting attended. There is a limit of $3,000 per day in Committee fees to any one director.

Prior to November 20, 1996, beginning January 1, 1993, directors who were not employees of the Company or its subsidiaries received a retainer of $10,000 per year and $2,000 per day for one or more Board or Committee meetings attended, subject to a maximum of $20,000 in total annual payments. During 1995, directors who were not employees of the Company or its subsidiaries and were also directors of the Company's insurance subsidiaries received $25,000 per year as directors of those subsidiaries.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

The following table sets forth information concerning the compensation for the years 1995 and 1996 of the (i) Chief Executive Officer of the Company (ii) the prior Chief Executive Officers who served in 1996 prior to the Merger and (iii) the executive officers of the Company as of December 31, 1996 (Messrs. Langley, Hart, Sharpe, Henderson, Erickson, Burchfield and Mosier are sometimes hereinafter referred to as "Named Officers"). Amounts under the caption "Bonus" are amounts earned for performance during the year including amounts paid after the end of the year.

                                         SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                             COMPENSATION
                                                  ANNUAL COMPENSATION        AWARDS
                                                  -------------------        ------
                                                                             SECURITIES
                                                                             UNDERLYING
NAME AND                                                                     OPTIONS          ALL OTHER
PRINCIPAL POSITION                    YEAR         SALARY       BONUS        (SHARES)         COMPENSATION
------------------                    ----        --------      -----        --------         ------------
Chief Executive Officer:
------------------------
John R. Hart(1)(2)                    1996        $300,000(3)     -0-         876,733(4)           -0-
  President and Chief                 1995        $197,000                       -0-               -0-
  Executive Officer


Prior Chief Executive Officers:
-------------------------------
Donald Henderson(5)                   1996        $250,000        -0-            -0-            $10,500(6)
  President and Chief                 1995        $177,084        -0-          75,000           $10,240(6)
  Executive Officer


Robert M. Erickson(7)                 1996        $120,000     $20,000           -0-            $ 8,200(6)
  Acting Chief Executive              1995        $ 70,000     $ 5,000         15,000           $ 4,600(6)
  Officer


Executive Officers(2):
----------------------
Ronald Langley(8)                     1996        $300,000(3)     -0-         876,733(4)           -0-
  Chairman of the                     1995        $197,000                       -0-               -0-
  Board of Directors


Richard H. Sharpe(9)                  1996        $139,264     $28,000        300,594(4)        $14,362(10)
  Chief Operating Officer             1995        $139,376        -0-            -0-            $ 7,590(10)
                                      1994        $132,027     $ 6,000           -0-            $ 5,919(10)


Gary W. Burchfield(11)                1996        $102,170     $35,000        210,416(4)        $10,506(10)
  Chief Financial Officer             1995        $ 92,084        -0-            -0-            $ 9,338(10)
  and Treasurer                       1994        $ 75,328     $ 6,000           -0-            $ 3,456(10)


James F. Mosier(12)                   1996        $ 82,835     $27,000        210,416(4)        $ 8,497(10)
  General Counsel and                 1995        $ 80,952        -0-            -0-            $ 8,807(10)
  Corporate Secretary                 1994        $ 71,531     $ 6,000           -0-            $ 3,204(10)

(1) Mr. Hart became President and CEO of Physicians on July 15, 1995. Prior to that time he was not an officer of Physicians. He became President and CEO of the Company on November 20, 1996.

(2) Includes compensation received from Physicians prior to the Merger, as well as compensation received from the Company.

(3) Mr. Langley and Mr. Hart were each compensated $150,000 for consulting services in 1995 in the areas of investment banking, investment portfolio analysis, and analysis of operations. In addition, in September 1995 Mr. Langley and Mr. Hart entered into consulting agreements with a subsidiary of Global Equity Corporation for annual compensation of $150,000 each for consulting services in the areas of investment banking, investment portfolio analysis, and analysis of operations.

(4) Options issued by Physicians prior to the November 1996 Merger under the Physicians Insurance Company of Ohio 1995 Non-Qualified Stock Option Plan and assumed by the Company upon the Merger.

(5) Mr. Henderson became President and CEO of the Company in April 1995. He resigned as an officer and director on October 1996. On October 1, 1996 Mr. Henderson entered into a written agreement with the Company whereby he will receive monthly payments of $20,833.33 through June 30, 1997.

(6) Represents amounts contributed by the Company to the Salary Reduction Profit Sharing Plan established by the Company. This retirement plan, a 401(k) plan, conforms to the requirements of the Employee Retirement Income Security Act of 1974.

(7) Mr. Erickson became Acting CEO upon Mr. Henderson's resignation until November 20, 1996. Mr. Erickson is Vice President, Controller, Treasurer, and Assistant Secretary of Citation Insurance Company, one of the Company's subsidiaries. He became an employee of the Company in June 1995.

(8) Mr. Langley became Chairman of the Board of Directors of Physicians on July 15, 1995. Prior to that time he was not an officer of Physicians. He became Chairman of the Board of Directors of the Company on November 20, 1996.

(9) Mr. Sharpe became Chief Operating Officer of Physicians on June 3, 1994. He became Chief Operating Officer of the Company on November 20, 1996.

(10) Represents amounts contributed by Physicians to the Physicians Insurance Company of Ohio Employees 401(k) Retirement Plan and Trust. This retirement plan conforms to the requirements of the Employee Retirement Income Security Act.

(11) Mr. Burchfield became Chief Financial Officer and Treasurer of Physicians on November 3, 1995. He became Chief Financial Officer and Treasurer of the Company on November 20, 1996.

(12) Mr. Mosier has been General Counsel and Secretary of Physicians since 1984. He became General Counsel and Secretary of the Company on November 20, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the year ended December 31, 1996 to the persons named in the Summary Compensation Table.

                                                                  POTENTIAL REALIZABLE VALUE AT ASSUMED
                                                                ANNUAL RATES OF STOCK PRICE APPRECIATION
                       INDIVIDUAL GRANTS IN 1996                            FOR OPTION TERM(1)
---------------------------------------------------------------------------------------------------------------
                 Number of
                Securities    % of Total
                Underlying     Options        Exercise
                 Options      Granted to     Price Per    Expiration
   Name         Grants(2)      Employees      Share(2)       Date          0%($)          5%($)         10%($)
---------------------------------------------------------------------------------------------------------------
John R. Hart(3)     876,733      34.4%        $2.69         08/24/05     $1,038,929     $2,601,267     $4,758,907

Donald                   --         --           --               --             --             --             --
Henderson

Robert M.                --         --           --               --             --             --             --
Erickson

Ronald              876,733      34.4%        $2.69         08/24/05     $1,038,929     $2,601,267     $4,758,907
Langley(3)

Richard H.          300,594      11.8%        $2.69         08/24/05     $  356,204     $  891,862     $1,631,624
Sharpe(4)

Gary W.             210,416       8.3%        $2.69         08/24/05     $  249,343     $  624,304     $1,142,138
Burchfield(4)

James F.            210,416       8.3%        $2.69         08/24/05     $  249,343     $  624,304     $1,142,138
Mosier(4)

-----------------------

(1) Potential gains are net of exercise price but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with the Securities and Exchange Commission's rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's stock, overall market conditions, and the optionholders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved. One share purchased at $3.875 on November 20, 1996, the day of the option grant, would yield profits of $2.967 per share at 5% appreciation over 8.75 years, or profits of $5.428 per share at 10% appreciation over the same period.

(2)  The exercise price of the options originally granted to Messrs.
     Langley, Hart, Sharpe, Burchfield, and Mosier was equal to 100% of the fair market value of Physicians stock on the date of grant, which was $13.50. Pursuant to the Merger, each outstanding share of Physicians' stock was exchanged for 5.0099 shares of the Company's stock and accordingly, the number of shares subject to each option, which was assumed pursuant to the Merger, was multiplied by 5.0099 and the exercise price was divided by
     5.0099. For the purposes of this table, the fair market value of the Company's Common Stock on the Merger is deemed to be the closing sales price of the Company's Common Stock the day immediately preceding the Merger which was $3.875.

(3) Physicians granted Mr. Langley and Mr. Hart options on August 24, 1995 under the Physicians Insurance Company of Ohio 1995 Non-Qualified Stock Option Plan; these options were fully vested on August 24, 1995. The Company assumed Physicians' obligations for these options under the terms and conditions of the Merger.

(4)  On August 24, 1995 Physicians granted Mr. Sharpe 300,594 options, and
     Mr. Burchfield and Mr. Mosier 210,416 options each under the Physicians Insurance Company of Ohio Non-Qualified Stock Option Plan. One-third of the options granted to Messrs. Sharpe, Burchfield and Mosier vested on August 24, 1995, one-third vested on August 24, 1996, and the final one-third will vest on August 24, 1997. The Company assumed these options under the terms and conditions of the Merger.

                OPTION EXERCISES AND FISCAL 1996 YEAR-END VALUE

     The following table provides the specified information concerning options held as of December 31, 1996, by the persons named in the Summary Compensation Table. No options were exercised in 1996 by such individuals.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                            NUMBER OF SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                      UNEXERCISED                   IN-THE-MONEY-OPTIONS
                                  OPTIONS AT 12/31/96                  AT 12/31/96(1)
                            -------------------------------       ------------------------
     NAME                    EXERCISABLE      UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
     John R. Hart               876,733            -0-          $1,258,112          -0-

     Donald Henderson            75,000            -0-          $   84,376          -0-

     Robert M. Erickson          15,000            -0-          $   18,675          -0-

     Ronald Langley             876,733            -0-          $1,258,112          -0-

     Richard H. Sharpe          200,396          100,198        $  287,568        $143,784

     Gary W. Burchfield         140,277           70,139        $  201,297        $100,649

     James F. Mosier            140,277           70,139        $  201,297        $100,649

     -----------------------

    (1) Based on the closing price of the Company's Common Stock on December 31, 1996 on the Nasdaq's National Market of $4.125 per share.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Louis J. Mariani, Sr., J. Philip DiNapoli, James R. Bancroft and E. Alexander Glover served as the Compensation Committee during 1996 until the November 1996 Merger. Upon the Merger, Messrs. Weil and Foulkrod, and Dr. Ruppert, began service as members of the Compensation Committee. Mr. Langley and Mr. Hart have been directors and executive officers of GEC since September 5, 1995.

     EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

     The Company's 1991 Stock Option Plan provides for acceleration of the right to exercise options upon the occurrence of certain events, including a merger, liquidation or sale of substantially all the assets of the Company, unless the obligations under outstanding options are assumed, or outstanding options are replaced, by a successor entity.

     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In consideration for their efforts in locating and hiring a president and chief executive officer for Summit and for assisting in the renewal of Summit Global Management,Inc.'s ("Summit") operations, Messrs. Langley and Hart together will receive 50% of the first $1,000,000 of profits attributable to Physicians ownership interest in Summit. To date, no profits have been generated by Summit or have been paid to either Mr. Langley or Mr. Hart.

     On November 1, 1992, Messrs. Sharpe, Burchfield and Mosier entered into Key Employee Severance Agreements with Physicians which provide that in the event of his termination of employment under certain circumstances during the 24-month period (the "Effective Period") following a "change in control" of Physicians, such employee will be entitled to certain severance benefits. If the employee terminated his employment with Physicians during the Effective Period for "good reason" or if Physicians terminates such employee's employment during such period for any reason other than for serious cause, Physicians will be obligated to continue the employee's compensation at the base rate then in effect for the longer of (a) the period remaining between the termination date of the employee's employment and the second anniversary of the change of control, and (b) a period of six months. A "change in control" is defined to include, among other events, the acquisition by any person of shares possessing in the aggregate more than 50% of the voting power of Physicians or the sale of all or substantially all of the assets of Physicians.

     On September 3, 1996, Physicians made a loan to Mr. Hart in the principal amount of $280,000. The loan had a term of five years, with interest at a rate of 6.5%, with principal and interest payable throughout the term or in a balloon payment at the end of the term at Mr. Hart's election. The loan was secured by Mr. Hart's Physicians stock options. The loan has been repaid in full.

                      REPORT OF THE COMPENSATION COMMITTEE

     This report of the Compensation Committee (the "Compensation Committee"), and the Stock Price Performance Graph set forth below, shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or under the Securities Exchange Act of 1934, as amended (the "Exchange Act") except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

     COMMITTEE MEMBERS

     The three-member Compensation Committee of the Board of Directors is a standing committee composed entirely of outside Directors. Currently, Mr. Weil is the chairman. Mr. Foulkrod and Dr. Ruppert are the other members. Prior to the merger on November 20, 1996 Messrs. Weil, Foulkrod, and Dr. Ruppert were the members of Physicians' Compensation Committee. Messrs. Mariani, DiNapoli, Bancroft, and Glover were the members of the Company's Compensation Committee.

     COMMITTEE FUNCTIONS

     The Compensation Committee is responsible for assuring that all of the executive compensation programs of the Company are developed, implemented, and administered in a way that supports the Company's fundamental philosophy that a significant proportion of executive compensation should be effectively linked to company performance.

     The Compensation Committee meets on a regularly scheduled basis. It reviews and approves the overall executive compensation program which includes both base pay and incentive compensation. It considers and approves individual executive officer compensation packages based on recommendations of the Company's Chief Executive Officer. It recommends, for the approval of the full Board, any modification to the compensation package of the Company's Chief Executive Officer.

     EXECUTIVE COMPENSATION PHILOSOPHY

     The Board of Directors of Physicians retained an independent compensation expert, William M. Mercer, Incorporated ("Mercer"). In 1996, Mercer conducted an analysis of marketplace executive compensation levels. The scope of Mercer's study covered the Company's Chairman and President and Chief Executive Officer. The objective of Mercer's study were as follows:

     * Analyze the scope, responsibilities and skill requirements of the jobs performed by Messrs. Langley and Hart and compare and contrast to comparable benchmark executive positions found in the marketplace.

     * Develop an appropriate methodology for selecting comparable benchmark jobs, industry categories and a peer group of companies comparable to the Company in terms of business focus, industry, classification and size; and competing for senior executives with the skills, expertise and talent demonstrated by the Company's top two executives.

     * For the appropriate benchmark jobs, industry category and peer company group, collect information on marketplace compensation levels and practices from compensation surveys and peer company proxy statements. The companies included in the peer company group are not necessarily those included in the Nasdaq Insurance Stock Index. Determine the most relevant marketplace compensation levels and to compare actual Company compensation levels.

     * Develop alternate approaches for structuring the total compensation package for the Company's top two executives, in terms of compensation elements to be used, the mix of total pay and how short and long term incentive compensation might be structured to accurately reflect performance.

     Mercer's study recommended to the Compensation Committee a compensation strategy with the following objectives:

     *  To provide a total compensation package that:

        - is competitive with market rates for executives with similar skill, talent and job requirements.

        - is closely linked to the Company's strategy and the role of covered executives in building shareholder value through growing the book value and, ultimately, the market value of the Company.

     *  To retain critical executive talent by:

        - providing a reasonable and competitive level of current income (cash flow).

        - providing for loss of future incentive opportunity if an executive terminates employment before unrealized investment gains are realized.

     *  To link executive rewards to shareholder interests by:

        - tying incentive awards to growth in book value which ultimately translates into increased market price per share (as investments are liquidated for gains, and the Company grows earnings).

        - granting additional stock options in the future once current options are exercised or expire.

     The Compensation Committee believes that to accomplish these goals, the executive compensation program should be based on three distinct components: base pay, annual incentives, and long-term incentives. The Company obtains industry and peer group surveys, and consults with independent experts, to evaluate the Company's executive compensation programs in comparison with those offered by its comparable competitors.

     The Compensation Committee has considered amendments to the Internal Revenue Code denying deductions for annual compensation to certain executives in excess of $1 million, subject to certain exceptions. The Company's compensation structure has been such that it does not believe that it is likely that the $1 million cap will affect the Company in the near future. The Internal Revenue Service has issued proposed regulations which, among other things, provide for a transition period of three years for plans previously approved by shareholders. The Company is studying the proposed regulations, but has not yet determined what steps may be required or desirable with respect to its existing plans.

     EXECUTIVE COMPENSATION PROGRAM

     The features of the executive compensation program as recommended by Mercer and approved by the Compensation Committee, are:

     BASE COMPENSATION. A fixed rate, to be reviewed annually. Future adjustments will take into account movement in executive compensation levels, change in job responsibilities, and the size of the Company and GEC. Two-thirds of base compensation is to be paid by the Company and one-third by GEC.

     INCENTIVE AWARDS. Based on growth of book value per share in a fiscal year. Awards are earned when a pre-determined threshold is surpassed. If book value per share of the Company or GEC exceeds this threshold the incentive award is equal to 5% of the increase in book value per share multiplied by the number of shares outstanding at the beginning of the fiscal year. The threshold for 1997 is 12%.

In addition the Board of Directors of Physicians granted options under the Physicians Insurance Company of Ohio 1995 Non-Qualified Stock Option Plan as described in notes 3 and 4 under "Option Grants in Last Fiscal Year". The options granted under said option plan were designed to reinforce the relationship between the Company's future performance and the executive's potential future financial rewards.

GOALS OF COMPENSATION COMMITTEE

The Compensation Committee attempts to align executive compensation with the value achieved by the executives for the Company's shareholders. The Company's compensation program for executives emphasizes a combination of base salary, discretionary bonuses, and stock options designed to attract, retain, and motivate executives who will maximize shareholder value. The Compensation Committee considers individual and Company performance, as well as compensation paid by comparable companies.

Executives also participate in other employee benefit programs, including health insurance, group life insurance, and the Company's 401(k) Plan.

DISCUSSION OF 1996 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

As discussed above, in 1996 the Chief Executive Officer received fixed consulting fees from Physicians Insurance Company of Ohio and a subsidiary of GEC. No bonus was paid with respect to the Company's performance in 1996 and no new options were granted in 1996.

May 7, 1997                             Compensation Committee

                                        John D. Weil, Chairman
                                        S. Walter Foulkrod, III, Esq.
                                        Richard D. Ruppert, MD

                         STOCK PRICE PERFORMANCE GRAPH

The graph below compares cumulative total return of the Company, the Nasdaq Insurance Stock Index, and the Nasdaq Stock Market (U.S. Companies) for the period January 1, 1992 through December 31, 1996.


                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                   AMONG PICO HOLDINGS, INC., NASDAQ MARKET-
                   U.S. COS. AND NASDAQ INSURANCE STOCK INDEX


                                             Fiscal Years End December 31,
                                -------------------------------------------------------
                                1991      1992       1993      1994      1995      1996
                                                    (DOLLARS)
PICO Holdings Inc.              $100     128.57     180.95     52.38     66.67     78.57
Nasdaq Insurance Stock Index    $100     135.34     144.75    136.25    193.54    213.77
Nasdaq Market - U.S. Cos.       $100     116.38     133.6     130.59    184.68    227.17


The graph assumes $100 was invested on January 1, 1992 in the Company's Common Stock, the Nasdaq Stock Market (U.S. Companies) Index, and the Nasdaq Insurance Stock Index, and that all dividends were reinvested. The performance of PICO Holdings, Inc. stock on this graph represents the historical performance of shares of Citation Insurance Group, which was renamed PICO Holdings, Inc. on November 20, 1996. It does not represent the historical stock performance of Physicians Insurance Company of Ohio.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

Based on a review of the copies of these reports received by the Company and written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all filing requirements have been complied with on a timely basis for the fiscal year ended December 31, 1996.

            APPOINTMENT OF INDEPENDENT AUDITING FIRM FOR 1997 AUDIT

The Company's Audit Committee is currently going through the process of interviewing and evaluating independent auditing firms to conduct the Company's 1997 audit. At the conclusion of this process, which is not yet finalized, the Audit Committee will make a recommendation to the Board of Directors.

The Company's current auditing firm is Coopers & Lybrand L.L.P. Coopers & Lybrand L.L.P. has been the independent auditing firm for Physicians since 1976 and for the Company since the Merger. Representatives of Coopers & Lybrand L.L.P. will be at the Annual Meeting of Shareholders.

                            SOLICITATION OF PROXIES

The Board of Directors is not aware of any matters other than those specifically stated in the Notice of Annual Meeting which are to be presented for action at the meeting. However, should any further matter requiring a vote of the shareholders arise, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

The cost of this solicitation of proxies is being borne by the Company. In addition to the solicitation of proxies by use of the mails, the Company may use the services of one or more directors, officers or other regular employees of the Company (who will receive no additional compensation for their services in such solicitation) to solicit proxies personally and by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the stock held of record by such persons, and the Company will reimburse such firms or persons for reasonable expenses actually incurred by them in so doing.

                      SHAREHOLDER NOMINATION OF DIRECTORS

Nominations other than those made by the directors of the Company must be in writing and be delivered or mailed to the Secretary of the Company not less than 35 days prior to the Annual Meeting. Such nominations must include the information regarding each nominee required by the Bylaws of the Company. Nominations not made according to these procedures will be disregarded.

                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

Proposals of stockholders intended to be presented at the next annual meeting of the stockholders of the Company must be received by the Company at its offices no later than January 7, 1998, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

                         TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                            By Order of the Board of Directors


                                            Ronald Langley
                                            Chairman of the Board


May 8, 1997

PROXY                          PICO HOLDINGS, INC.
                         875 PROSPECT STREET, SUITE 301
                           LA JOLLA, CALIFORNIA 92037

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John R. Hart and James F. Mosier, or either of them acting alone, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent, and to vote as designated below, all the shares of Common Stock of PICO Holdings, Inc. (the "Company") held of record by the undersigned on May 7, 1997 at the Annual Meeting of Shareholders to be held at The Empress Hotel, 7766 Fay Avenue, La Jolla, California 92037 on Thursday, June 5, 1997 at 10:00 a.m. (Pacific), and at any adjournment thereof.

1. Election of Three Directors, to Serve for Three-Year Terms Until the Annual Meeting of Shareholders in 2000.

 __ FOR ALL NOMINEES LISTED BELOW FOR     __ WITHHOLD AUTHORITY TO VOTE FOR ALL
    THREE-YEAR TERMS                         NOMINEES LISTED BELOW
    (except as marked to the contrary)

S. Walter Foulkrod, III, Esq.     Richard D. Ruppert, MD      Dr. Gary H. Weiss

        To withhold authority to vote for an individual nominee strike a line through the nominee's name in the list above

2. In their discretion, the above named Proxies are authorized to vote upon each other item of business as may properly come before the meeting or any adjournment thereof.

                                    (Continued and to be signed on reverse side)

-------------------------------------------------------------------------------

(Continued from other side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL LISTED ABOVE.

Please sign exactly as your name appears on your stock certificate. If such stock is held by joint tenants, both persons should sign. When signing as attorney, executor, administrator, trustee or guardian, please note your title as such. If the stock is registered in the name of a corporation, please sign in the corporation's name by the president or any other authorized officer. If the stock is registered in the name of a partnership, please sign in the partnership's name by an authorized person.


                              -----------------------------------------
                              (Signature)


                              -----------------------------------------
                              (Signature if held jointly)

                              Dated: __________________________________

                              I PLAN TO ATTEND THE ANNUAL SHAREHOLDERS MEETING:
                                          __ YES        __ NO

                PLEASE MARK, SIGN, AND DATE THIS PROXY CARD AND
                      RETURN IT IN THE ENCLOSED ENVELOPE.